SCHEDULE 14A INFORMATION

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OXIS INTERNATIONAL, INC.
323 Vintage Park Drive, Suite B
Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 9, 2007

To the Stockholders of OXIS International, Inc.:

Please take notice that the Annual Meeting of Stockholders (the “Annual Meeting”) of OXIS International, Inc., a Delaware corporation (the “Company”), will be held on Friday, November 9, 2007 at 2:00 p.m. Pacific DaylightTime, at the OXIS executive offices, 323 Vintage Park Drive, Suite B, Foster City, California 94404, for the following purposes:

1.	To elect a Board of five (5) directors, to serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	Ratify the appointment of Williams & Webster, P.S. as our independent auditors for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

A proxy statement attached to this notice describes these matters in more detail as well as additional information about OXIS and its officers and directors. The Board of Directors has fixed the close of business on September 10, 2007 as the record date and only holders of record of the common stock as of the close of business on September 10, 2007 are entitled to receive this notice and to vote at this Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors

/s/ Marvin S. Hausman
President and Chief Executive Officer

Foster City, California
Date: September 19, 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

OXIS INTERNATIONAL, INC.
323 Vintage Park Drive, Suite B
Foster City, CA 94404

PROXY STATEMENT

Date, Time and Place of Meeting

The enclosed proxy is solicited on behalf of the Board of Directors of OXIS International, Inc. for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, November 9. 2007 at 2:00 p.m. Pacific Daylight Time, at the OXIS executive offices, 323 Vintage Park Drive, Suite B, Foster City, California 94404 or at any adjournments or postponements of the Annual Meeting, for the purposes set forth in the notice attached to this proxy statement. This proxy statement and accompanying proxy card are first being mailed to you on or about September 19, 2007.

GENERAL INFORMATION ABOUT VOTING

Record Date, Outstanding Shares, Quorum and Voting

You can vote your shares of common stock if our records show that you owned your shares September 10, 2007, the record date. At the close of business on the record date, 46,610,809 shares of common stock, and 96,230 shares of Series C Preferred Stock were outstanding. Shares of common stock and Series C Preferred Stock are entitled to vote at the Annual Meeting. Each share of common stock outstanding as of the record date is entitled to one vote. Each share of Series C Preferred Stock outstanding as of the record date is entitled to the number of votes equal to the number of shares of common stock into which the Series C Preferred share is convertible, times 1.30, divided by the average closing bid price of our common stock during the fifteen (15) consecutive trading days immediately prior to the date such share of Series C Preferred Stock was purchased. As of the record date, each share of Series C Preferred Stock is entitled to .2222 votes, resulting in a total of 21,546 votes for all of the Series C Preferred Stock outstanding.

You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

Business may be transacted at the Annual Meeting if a quorum is present. A quorum is present at the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are present in person or by proxy at the Annual Meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (a “broker non-vote”), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal 2 will be approved by the affirmative vote of the majority of all the outstanding shares of common stock and Series C Preferred Stock. Proposal 3 will be approved by the affirmative vote of the majority of the shares of common stock and Series C Preferred Stock present at the Annual Meeting (in person or by proxy) that are voted for or against the proposal. With respect to Proposal 1, which requires a plurality vote, and Proposal 3, which requires the affirmative vote of a majority of our common stock represented at the meeting and entitled to vote, broker “non-votes” have no effect and abstentions have the same effect as negative votes, and with respect to Proposal 2, which requires the affirmative vote of a majority of our outstanding common stock and Series C Preferred Stock entitled to vote, abstentions and broker “non-votes” have the same effect as negative votes. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes on each proposal.

It is important that your proxy be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy in the enclosed envelope.

Solicitations and Voting of Proxies

When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholders. If not otherwise instructed, the shares represented by each valid returned Proxy in the form accompanying this Proxy will be voted in accordance with the recommendation of the Board of Directors with respect to each matter submitted to the stockholders for approval, and at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting) and any adjournment thereof. The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxyholders will vote your shares in accordance with the recommendations of management.

Please follow the instructions on the enclosed Proxy card to vote on each proposal to be considered at the Annual Meeting. If you sign and date the Proxy card and mail it back to us in the enclosed envelope, the proxyholders named on the Proxy card will vote your shares as you instruct. If you sign and return the Proxy card but do not vote on a proposal, the proxyholders will vote your shares “for” such proposal or, in the case of the election of directors, vote “for” election to the Board of Directors of all the nominees presented by the Board of Directors.

Revocability of Proxies

Any person signing a Proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the Proxy. A Proxy may be revoked (i) by a writing delivered to the Secretary of OXIS stating that the Proxy is revoked, (ii) by a subsequent Proxy that is signed by the person who signed the earlier Proxy and is presented at the Annual Meeting, or (iii) by attendance at the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy). Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares. Any written notice of revocation or subsequent Proxy should be delivered to OXIS International, Inc., 323 Vintage Park Drive, Suite B, Foster City, California 94404, Attention: Secretary, or hand-delivered to the Secretary of OXIS International, Inc. at or before the taking of the vote at the Annual Meeting.

Expenses of Solicitation

We will bear the entire cost of solicitation, including the preparation and assembly of this proxy statement, printing and mailing the notice of this proxy statement, the proxy and any additional solicitation materials furnished to you. We will reimburse our transfer agent for its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. We estimate that all of the foregoing costs will approximate $25,000. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. We will not pay our employees additional compensation for contacting you.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors

Our business is managed under the direction of its Board of Directors. The Board of Directors has designated as nominees for re-election five of the six directors currently serving on the Board. See “Nominees for Director” below for profiles of the nominees.  After the election of the directors at the Annual Meeting, our Board will have five directors.

The Board believes that re-electing these incumbent directors will promote stability and continuity and expects that such directors will continue making substantial contributions to our company by virtue of their familiarity with, and insight into, our company’s affairs accumulated during their tenure.

All of the nominees have indicated a willingness to continue serving as directors if elected, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends.  We have no reason to believe that any nominee will be unavailable.

Nominees to the Board

The director nominees, and their ages as of the date of the Annual Meeting, their positions at OXIS, and the period during which they have served as a director are set forth in the following table and paragraphs:

Name	Age	Principal Occupation	Served as Director Since
Marvin S. Hausman, M.D. (2)	66	Chairman of the Board, President and Chief Executive Officer, Acting Chief Financial Officer	2004
S. Colin Neill (1) (3)	61	Secretary, Director	2004
John E. Repine, M.D. (1)	62	Director	2005
Gary M. Post (1)	59	Director	2006
Matthew Spolar	34	Director	2007
__________________
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating Committee

Marvin S. Hausman, M.D., President, Chief Executive Officer and Chairman of the Board. Dr. Hausman was appointed to the board of directors on August 20, 2004. Previously, Dr. Hausman served on the board of directors from March 2002 to November 2003. On December 10, 2004, the board of directors appointed Marvin S. Hausman, M.D. to serve as Chairman of the Board, Acting Chief Executive Officer and Acting Chief Financial Officer of OXIS. On February 28, 2005, Dr. Hausman ceased to be the Chief Executive Officer of OXIS. On September 15, 2006, Dr. Hausman was appointed to serve as President and Chief Executive Officer by the board of directors. Dr. Hausman served as a director and as Chairman of the Board of Axonyx from 1997 until the merger of Axonyx into TorreyPines Therapeutics in October 2006, and had served as President and Chief Executive Officer of Axonyx from 1997 until September 2003 and March 2005, respectively. Dr. Hausman served as our Acting Chief Financial Officer until January 6, 2006 when Michael D. Centron was appointed as our Chief Financial Officer. Dr. Hausman currently owns approximately 9.7% of the outstanding common stock of OXIS. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products which was subsequently acquired by King Pharmaceuticals. He has thirty years’ experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb.

Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. He was a member of the board of directors of Medco Research, Inc. from inception (1978) through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001.

S. Colin Neill, Secretary and Director. Mr. Neill was appointed to the board of directors in April 2004. He has served as Secretary of OXIS since January 2005. Mr. Neill has been the Senior Vice President and Chief Financial Officer of Pharmos Corporation since October 2006. Mr. Neill joined Axonyx in September 2003 as Chief Financial Officer and Treasurer and served in that capacity until October 2006 when Axonyx was acquired by TorreyPines Therapeutics. From April 2001 to September 2003, Mr. Neill had been an independent consultant assisting small development stage companies raise capital. Previously, Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a publicly traded global contract research organization in the drug development business, from 1998 until its sale in April 2001. Prior to that, Mr. Neill served as Vice President and Chief Financial Officer of Continental Health Affiliates Inc. and its majority owned subsidiary Infu-Tech Inc. Mr. Neill’s experience has included that of Acting Vice President Finance and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a U.S. subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a British owned industrial gas company with substantial operations in the health care field. Mr. Neill served for four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland.

Gary M. Post, Director. Mr. Post has served as a director of OXIS since March 15, 2006 and currently, though an advisory agreement, serves part-time as Acting Chief Operating Officer Since 1999 Mr. Post has been the Managing Director and Investment Principal of Ambient Advisors, LLC. Ambient Advisors primarily invests its own and its partners’ capital in private and public companies with a particular interest in the health care and life sciences sector and certain other special situations. Ambient Advisors also actively advises these companies, sometimes taking interim management roles. In his capacity as Managing Director at Ambient Advisors, Mr. Post has acted as an interim Chief Executive Officer in two private early to mid stage companies that Ambient had invested in, Opticon Medical, Inc., a medical device company and OccMeds Billing Services, Inc., a worker’s compensation pharmacy payment processing company. Mr. Post also served as a President and CEO of VoIP, Inc., a leading provider of Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers during 2006 and continues as a member of the VoIP, Inc. Board of Directors. Mr. Post holds a MBA from the U.C.L.A. Graduate School of Management and an A.B. in Economics from Stanford University.

John E. Repine, M.D., Director. Dr. Repine has served as a director of OXIS since October 2005. Since 1996, Dr. Repine has been the James J. Waring Professor of Medicine and Pediatrics at the University of Colorado Health Sciences Center. Since 1993, Dr. Repine has been the Chief Executive Officer and President of the Webb-Waring Institute for Cancer, Aging and Antioxidant Research.   Dr. Repine graduated from the School of Medicine and completed training in internal medicine and pulmonary medicine at the University of Minnesota.  Dr. Repine has received many national awards for his research including an Established Investigator Award from the American Heart Association, the Alton Ochsner Award Relating Smoking and Health and the Senior Scholar in Aging Award from the Ellison Medical Foundation. Dr. Repine was the Principal Investigator for 10 years for one of six National Specialized Centers of Research (SCOR) of the National Institutes of Health for the Study of Acute Lung Injury.  Dr. Repine is a recognized expert in the study of vascular disorders, inflammation, oxidants and antioxidants.  Dr. Repine has served in various capacities with a number of biotechnology companies.

Matthew Spolar, Director. Mr. Spolar has served as a director of OXIS since January 2007, and currently serves as Vice President, Product Technology for Atkins Nutritionals, Inc., a market-leading portable nutrition foods company. Since 1999, Mr. Spolar has spearheaded new product development, product optimization, scientific affairs, quality systems management, and technical production support for Atkins. Mr. Spolar helped to arrange an acquisition of Atkins by Parthenon Capital and Goldman Sachs in October, 2003 for more than $500 million, participated in improving the company's balance sheet through a pre-packaged bankruptcy where two-thirds of liabilities were exchanged for equity, and witnessed the company's emergence from bankruptcy just six months later. Prior to joining Atkins, Mr. Spolar served as an analyst with Datamonitor, Inc., a global management consultancy, where he specialized in providing information solutions for Fortune 500 consumer packaged goods companies. Mr. Spolar was awarded BS and MS degrees in Food Science from the Pennsylvania State University.

There are no family relationships among any of our directors or officers.

Vote Required

The holders of our Common Stock are entitled to one vote per share equal to the number of shares held by such person at the close of business on the record date and the holders of Series C Preferred Stock are entitled to .2222 vote per share equal to the number of shares held by such person at the close of business on the record date. As there is no cumulative voting, each stockholder shall cast all of his/her votes for each nominee of his/her choice or withhold votes from any or all nominees. Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned five nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the Annual Meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the Annual Meeting by a plurality of the votes cast. Directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” AND SOLICITS PROXIES IN FAVOR OF THE NOMINEES LISTED ABOVE (ITEM 1 ON THE ENCLOSED PROXY CARD).

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

Committees and Meetings

The Board of Directors held 15 meetings in 2006. During 2006 no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period they served on the Board, and (2) the total number of meetings held by all committees of the Board on which they served which were held during the periods they served on such committees. We encourage members of the Board of Directors to attend our annual meetings of stockholders.

Nominating Committee

The Nominating Committee searches out and recommends to the Board of Directors potential Board members. This Committee currently consists of S. Colin Neill.  The Nominating Committee did not meet in 2006.  Mr. Neill is not is “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, an electronic copy of which is available on our website at www.oxis.com.

The Nominating Committee will consider director candidates recommended by our stockholders. The procedure that a stockholder should follow to submit its director candidate for consideration is set forth below under the heading “Stockholder Nomination of Director Candidates.” There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.  We currently do not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board of Directors, the Nominating Committee considers the individual’s experience in our industry and related industries, the general business or other experience of the candidate, the personality of the candidate, the candidate’s interest in our business, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to contribute and ability to bring to our company experience and knowledge in areas that are most beneficial to OXIS. The Board of Directors intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the Board of Directors. The Compensation Committee currently consists of Dr. Hausman (chairman).  The Compensation Committee met one time in 2006.  Because of the small size of the Board of Directors, with only five members during most of 2006, executive compensation issues were discussed and approved during meetings of our entire Board of Directors that included the presence of all Compensation Committee members. All executive compensation was approved by a majority of outside directors.

Compensation Committee Interlocks and Insider Participation

During 2006 the compensation committee consisted of Dr. Hausman. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Audit Committee

Our Audit Committee Board of Directors is composed of directors who, in accordance with the audit committee charter, recommend the firm to be employed as our independent public accountants, and oversees our audit activities and certain financial matters to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Currently, three directors comprise the Audit Committee: Mr. Neill, Mr. Post and Dr. Repine. Mr. Neill serves as Chairman of the Audit Committee.  The Audit Committee met four times in 2006.

The Board of Directors adopted and approved a charter for the Audit Committee in June 2000, and the charter was amended on April 16, 2003.  The members of the Audit Committee are not currently “independent directors” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers, Inc.. The Board of Directors has determined that Mr. Neill qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firm:

Our Audit Committee is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

AUDIT COMMITTEE REPORT

In accordance with our written charter adopted by the Board of Directors, the Audit Committee oversees the quality and integrity of our accounting and financial reporting practices and the audit of our consolidated financial statements by our independent registered public accounting firm.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2006, with our management and our independent registered public accounting firm, Williams & Webster, P.S., prior to public release. The Audit Committee has discussed with Williams & Webster, P.S., the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from Williams & Webster, P.S., required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee discussed with Williams & Webster, P.S., their independence from our company.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors and the Board of Directors has approved that the audited consolidated financial statements for the year ended December 31, 2006, be included in our Annual Report on Form 10-KSB.

Submitted by the Audit Committee of the
Board of Directors

S. Colin Neill, Chairman
Gary M. Post
John E. Repine, M.D.

Director Compensation

We pay an annual fee of $4,000 to each non-employee director and an additional $1,000 to non-employee directors for serving as committee chair. During 2006, while we did not make payments under this policy, such expenses were accrued. We do not pay meeting fees but directors are reimbursed for their expenses incurred in attending meetings. Employee directors receive no other compensation as directors.

Under our 2003 Stock Incentive Plan, non-employee directors are automatically awarded options to purchase 30,000 shares of Common Stock upon becoming a director and automatically awarded an option to purchase 5,000 shares of Common Stock annually thereafter.

The following table represents stock options that were granted during 2006 to non-employee directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total

S. Colin Neill	$6,000	$—		$11,858		$—	$—	$17,858

John E. Repine, M.D	$5,000	$7,785	(2)	$21,874	(3)	$—	$—	$34,659

Gary Post	$5,000	$—		$101,138	(4)	$—	$—	$106,138

(1)	Accrued but not paid.
(2)
Includes 39,925 shares of common stock valued at $7,785 on the date of the grant, as compensation under a consulting agreement between us and Dr. Repine, for the period between October 15, 2006 and December 31, 2006.

(3)
In addition to automatic annual option grants made to all directors for their service on the board, includes the value of an option for the purchase of up to 9,787 shares of common stock at an exercise price of $0.24 per share, immediately exercisable, in lieu of cash payment under a consulting agreement between us and Mr. Repine.

(4)
In addition to automatic annual option grants made to all directors for their service on the board, includes the value of following options and warrants granted to Mr. Post under an advisory agreement between us and him: (i) a ten-year option for the purchase of up to 333,333 shares of common stock, with an exercise price of $0.20 per share, which vests and becomes exercisable in six equal installments over a 180 day period beginning November 14, 2006, (ii) a ten-year warrant for the purchase of 173,608 shares of common stock, with an exercise price of $0.20 per share, fully vested and immediately exercisable, (iii) a ten-year warrant for the purchase of 550,000 shares of common stock, with an exercise price of $0.20 per share, which vests and becomes exercisable with respect to 225,000 shares in four quarterly installments from January 15, 2007 to January 15, 2008, and which vests and becomes exercisable with respect to an additional 225,000 shares in eight equal installments from January 15, 2008 to January 15, 2010, and (iv) a ten-year option for the purchase of 156,250 shares with an exercise price of $0.24 per share, fully vested and immediately exercisable.

Director Consulting Arrangements

See the section entitled Certain Relationships and Related Transactions beginning on page 25 for disclosure concerning consulting arrangements with certain directors.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

We have adopted a Code of Conduct and Ethics, which is posted on and can be accessed at our website at www.oxis.com. All of our financial and senior managers and directors including our Chief Executive Officer and the Chief Financial Officer, are required to adhere to the code of conduct and ethics in discharging their work-related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code of conduct and ethics.

We have also established a procedure through which employees may report concerns about our business practices. In keeping with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for receipt and handling of complaints received by it regarding accounting or auditing matters, and to allow for the confidential anonymous submission by our employees of concerns regarding accounting or auditing matters.

Independence of Directors

The Board of Directors has determined that one of its members is currently an “independent director” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers. Our independent director is Mr. Spolar.

Director Qualifications and Nominations

The Nominating Committee recommends for the Board of Directors’ selection all director nominees. The member(s) of the Nominating Committee identify, consider and recommend candidates for membership on the Board and will consider suggestions from stockholders for nominees for election as directors at the 2008 Annual Meeting, provided that the recommendations are received on a timely basis and meet the criteria set forth below. The Nominating Committee and the Board of Directors do not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. While the Nominating Committee and the Board of Directors have not determined minimum criteria for director nominees, they seek to achieve a balance of knowledge, experience and capability on our Board. To this end, the Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise.

Stockholder Nomination of Director Candidates

Any OXIS stockholder may nominate one or more persons for election as a director of our company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Restated Bylaws. In addition, the notice must include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Our Restated Bylaws specify additional nomination requirements. In order to include a proposal for such nomination of a director in our proxy statement for next year’s annual meeting, the written proposal will be subject to the deadlines and procedures described under “Stockholder Proposals” and in the bullet points below. The independent directors of the Board have established the following procedure for stockholders to submit director nominee recommendations:

•
If you would like to recommend a director candidate for the next annual meeting, you must submit the recommendations by mail to our Secretary at our principal executive offices, no later than the 120th calendar day before the anniversary date of the previous year’s annual meeting.

•
Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by our Secretary and as necessary to satisfy rules and regulations of the Securities and Exchange Commission and our bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

The Nominating Committee considers nominees based on our need to fill vacancies or to expand the Board, and also considers our need to fill particular roles on the Board or committees thereof (e.g. independent director, audit committee financial expert, etc.) and evaluate candidates in accordance with our policies regarding director qualifications, qualities and skills. The Nominating Committee and the full Board of Directors will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

Communications with the Board of Directors

Any stockholder who desires to contact the Board or specific members of the Board may do so by writing to: The Board of Directors, OXIS International, Inc., 323 Vintage Park Drive, Suite B, Foster City, CA 94404.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Williams & Webster, P.S. has served as our independent auditors since 2002, and the Board of Directors, upon the recommendation of the Audit Committee, has selected Williams & Webster, P.S., independent auditors, to audit the financial statements our for the fiscal year ending December 31, 2007 and recommends that the stockholders ratify such selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Williams & Webster, P.S. as the independent auditors for the fiscal year ending December 31, 2007. Ratification and approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy. In the event that ratification of this selection of auditors is not approved by a majority of the shares entitled to vote and voting at the Annual Meeting, we will review our future selection of auditors. Representatives of Williams & Webster, P.S. are not expected to attend the Annual Meeting in person, but do expect to be available during the Annual Meeting by telephone. Accordingly, representatives of Williams & Webster, P.S. expect to be available to respond to appropriate questions.

Fees Billed to OXIS by Williams & Webster, P.S. during Fiscal Year 2006.

Audit Fees.  We incurred aggregate fees and expenses of $50,000 and $51,000, respectively, from Williams & Webster, P.S. for the fiscal years 2006 and 2005 annual audit and for review of OXIS consolidated financial statements included in its Forms 10-QSB for the 2006 and 2005 fiscal years.

Tax Fees–We incurred aggregate fees and expenses of $7,900 from Williams & Webster, P.S. during 2006 for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees– We incurred aggregate fees and expenses of approximately $1,400 from Williams & Webster, P.S. during 2006 related to the filing of SEC Form SB-2 and other SEC matters.

Vote Required

Submission of the appointment of Williams & Webster, P.S. as our independent auditors for the fiscal year ending December 31, 2007 is not required.  However, the Board of Directors will reconsider the appointment if it is not approved by stockholders.  The appointment will be deemed ratified if a majority of the shares of Common Stock present, either in person or by proxy, and voting on the matter, votes in favor of the proposal.  Representatives from the principal accountant for the current year are not expected to be present at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF WILLIAMS & WEBSTER, P.S. AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007 (ITEM 2 ON THE ENCLOSED PROXY CARD).

EXECUTIVE OFFICERS

The names of our executive officer, his age and positions as of September 10, 2007 are set forth in the following table and paragraphs:

Name	Age	Position
Marvin S. Hausman	66	Chairman of the Board, President and Chief Executive Officer, Acting Chief Financial Officer

Marvin S. Hausman

See “Proposal No. 1, Nominees to the Board” for the biography Dr. Hausman.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage our company for the best interests of its constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, bonuses and a stock option program.

The following table sets forth compensation information for services rendered to us by certain executive officers (collectively, our “Named Executive Officers”) in all capacities, other than as directors, during each of the prior three fiscal years. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Shares issued in lieu of compensation are listed in the year the salary was due.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards		Option/ Warrant Awards (4)	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation		Total
Steven T. Guillen (1)	2006	$190,000		$—	$—		$68,772	$—	$29,417	(2)	$288,189
Former President, Chief Executive	2005	$209,000		$—	$—		$111,510	$—	$7,000	(3)	$327,510
Officer and Former Director

Dr. Marvin S. Hausman (5)	2006	$52,083	(6)	$—	$164,977	(7)	$208,870	$—	$—		$425,930
Chairman of the Board,	2005	$—	(6)	$—	$—		$10,297	$—	$15,000	(8)	$25,297
Chief Executive Officer
Acting Chief
Financial Officer

Michael Centron (9)	2006	$133,466		$—	$—		$29,908	$—	$5,240	(10)	$168,614
Former Chief	2005	$—		$—	$—		$—	$—	$—		$—
Financial Officer

(1)	Mr. Guillen served as President, Chief Executive Officer and Director from February 28, 2005 to September 15, 2006. Mr. Guillen resigned from the board of directors on April 12, 2007.
(2)

Includes $4,250 car allowance, $2,000 for matching contribution under our 401(k) plan, $21,792 in penalties and interest paid by us in connection with back salary, and $1,375 paid by us into a medical spending account.

(3)	Includes $5,000 car allowance and $2,000 for matching contribution under our 401(k) plan.

(4)

Reflects dollar amount expensed by us during applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires us to determine the overall value of the options as of the date of grant based upon the Black Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time in service based options, we will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.

(5)

Dr. Hausman served as Acting Chief Executive Officer from December 8, 2004 to February 28, 2005 and as Acting Chief Financial Officer from December 8, 2004 until January 6, 2006. On September 15, 2006, Dr. Hausman was appointed as Chairman of the board of directors and our President and Chief Executive Officer.

(6)

Dr. Hausman did not receive a cash salary for his services as Chairman and Acting President, Chief Executive Officer and Chief Financial Officer in 2004 or 2005. See Director Compensation below for Dr. Hausman’s compensation as a director. In 2006, under the terms of Dr. Hausman’s employment agreement with us, Dr. Hausman may elect to receive his salary in the form of common stock at a price equal to 85% of the market price (the average closing price for the five trading days preceding the measurement date), or in the form of a ten year warrant to purchase 1.5 times the number of shares he would have received in the foregoing, at an exercise price equal to such market price.

(7)

Dr. Hausman was issued 330,769 shares of common stock on October 12, 2006, as payment for compensation and expenses owed by us to NW Medical Research Partners, Inc., of which Dr. Hausman is the sole member and manager. The amount owed was $67,477, and the shares were valued at approximately $0.204 per share, and are not subject to repurchase. Also includes dollar amount expensed by us during 2006 for financial statement reporting purposes pursuant for FAS 123R in connection with a grant to Dr. Hausman of 500,000 restricted shares of common stock vesting over a 180 day period, for agreeing to serve as our Chief Executive Officer and President.

(8)	Dr. Hausman earned $15,000 pursuant to a consulting agreement with NW Medical Research Partners, Inc. Dr. Hausman is the sole member and manager of NW Medical Research Partners.
(9)	Mr. Centron served as our Chief Financial Officer from January 6, 2006 to November 15, 2006.
(10)	Includes $3,779 paid to Mr. Centron as a consultant following his departure as an employee, and $1,461 paid by us into a medical spending account.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	( $ )		(#)	($)	(#)	($)
Steven T. Guillen	250,000	250,000	—	$0.40	02/28/15	—	—	—	$—
	50,000	50,000	—	$0.40	02/28/15
	275,000	225,000	—	$0.29	02/28/15

Dr. Marvin S. Hausman	30,000	—	—	$0.22	06/14/12	416,667	$95,833	—	$—
	5,000	—	—	$0.42	06/18/13
	11,695	—	—	$0.57	12/03/13
	50,000	—	—	$0.59	10/11/14
	5,000	—	—	$0.34	06/22/15
	108,000	—	—	$0.37	10/05/15
	—	500,000	—	$0.29	12/28/15
	5,000	—	—	$0.27	07/31/16
	—	495,000	—	$0.20	11/05/16
	501,667	1,003,333	—	$0.20	11/05/16

Michael Centron	150,000	37,500	—	$0.30	01/05/16
	100,000	75,000	—	$0.27	07/31/16

Aggregated Option Exercises During 2006 and Fiscal Year-End Option Table

The following table summarizes information regarding stock options exercised by the Named Executive Officers in 2006 and the value of unexercised “in-the-money” options they held at December 31, 2006.

	Shares of Common Stock Acquired		Number of Securities Underlying Unexercised Options at December 31, 2006			Value of Unexercised In-the-Monoey Options at December 31, 2006 (3)
Name	on Exercise	Value Realized	Exercisable	Unexercisable		Exercisable	Unexercisable
Steven T. Guillen	—	—	575,000	525,000	(1)	—	—
Marvin S. Hausman, M.D.	—	—	711,361	2,003,334	(2)	$2,508	7,492

(1)

Options for 150,000 shares of common stock became exercisable on February 28, 2006, with an additional 150,000 shares to become exercisable annually for two years after this date, so long as Mr. Guillen continues to serve in the capacity of either an employee, outside director or consultant. Options for 200,000 shares of common stock became exercisable upon grant of a non-qualified stock option on December 28, 2005. Options for an additional 75,000 shares of common stock became exercisable on December 28, 2006, and continue to become exercisable annually for three years after this date so long as Mr. Guillen continues to serve in the capacity of either an employee, outside director or consultant. Pursuant to a Settlement Agreement with Mr. Guillen dated February 12, 2007, we agreed to accelerate the vesting of Mr. Guillen’s options, which took effect in March 2007.

(2)

Options for 12,500 shares of common stock became exercisable on October 12, 2006. Options for 5,000 shares of common stock became exercisable on June 22, 2006. Options for 9,000 shares of common stock became exercisable on January 5, 2006 and monthly for 8 months after this date. Options for 300,000 shares of common stock become exercisable on February 27, 2007. Options for 100,000 shares of common stock become exercisable on December 28, 2007 and December 28, 2008. Options for 5,000 shares become exercisable on August 1, 2007. Options for 247,500 shares become exercisable in quarterly installments starting on February 6, 2007 for a one year period; options for an additional 247,500 shares become exercisable in eight quarterly installments over the following two years. A warrant for the purchase of an aggregate of 1,505,000 shares of common stock becomes exercisable in six consecutive monthly installments beginning on November 14, 2006.

(3)

In-the-money options represents unexercised options having a per share exercise price below $0.205, the closing price of our common stock at December 29, 2006. The value of unexercised in-the-money options equals the number of in-the-money options multiplied by the excess of $0.205 over the per-share exercise prices of the options. The value of unexercised in-the-money options at December 31, 2006, may never be realized by the option holders.

Executive Officer Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

On November 6, 2006, we entered into an employment agreement with Dr. Hausman that commenced retroactively at October 15, 2006, referred to as the commencement date. Under the terms of our agreement:

•	Dr. Hausman will serve as our President and Chief Executive Officer for a three year term from the commencement date of his employment, and after this period, on a year-to-year basis;
•
Dr. Hausman will receive annual compensation in the amount of $250,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance is authorized by the board of directors, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received;

•	For the initial quarterly payment, Dr. Hausman was issued 347,222 restricted shares of common stock;
•
During the three year term of the agreement, Dr. Hausman will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the board of directors and its compensation committee;

•
During the remainder of calendar year 2006, Dr. Hausman’s bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of his base salary, and the bonus for subsequent years of the term of the agreement will be in a similar target range;

•
The bonuses payable will be paid in cash, although at Dr. Hausman’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Hausman of the bonus for a particular year;

•
Once we have raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 25, 2006) or in a strategic transaction, Dr. Hausman may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his base salary in cash, payable monthly on our regular pay cycle for professional employees;

•
As part of his compensation, we granted Dr. Hausman a ten year a non-qualified option to purchase 495,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 247,500 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 247,500 option shares vesting in eight quarterly installments over two years;

•
Additionally, we granted Dr. Hausman, as a sign on bonus, 500,000 restricted shares of common stock and a ten year common stock purchase warrant to purchase 1,505,000 shares at an exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the Commencement Date;

•
We are providing Dr. Hausman with an annual office expense allowance of $50,000, for the costs of maintaining an office in the Stevenson, Washington area, payable quarterly in advance in the form of common stock, at a price equal to 85% of the market price;

•	For the first installment, representing $12,500 of the above office expense allowance, Dr. Hausman was issued 69,444 restricted shares of common stock;
•
Once we have completed a qualifying financing, the above office expense allowance will be paid in cash in advance, commencing for the quarter next following the quarter in which the Qualifying Financing occurred.

•	Additionally, Dr. Hausman will receive family health and dental insurance benefits and short-term and long-term disability policies;
•
Upon termination for cause, all compensation due to Dr. Hausman under the agreement will cease, other than a right to participate in continued group health insurance for a certain period of time (this applies to all terminations, except if Dr, Hausman terminates without good reason) and any unexercised portions of his stock options shall expire upon such termination;

•
In the event that we terminate Dr. Hausman’s employment within one year of a change of control, Dr. Hausman shall receive an amount equal to twelve months of his base salary for the then current term of the agreement (which is in addition to the base salary paid to Dr. Hausman after our delivery of notice of termination and the actual date of termination) plus an amount equal to his bonus in the prior year (and if occurring before the determination of the 2007 bonus, an amount equal to 50% of the then current base salary), and the full vesting of Dr. Hausman’s stock options, and extended exercisability of the options until their respective expiration dates.

•
In the event that we terminate our relationship with Dr. Hausman, including a non-renewal of the agreement by us, but other than upon a change of control, death, disability or cause, Dr. Hausman shall receive the following: (i) if employment was terminated during the calendar year 2006, an amount equal to six months of the then current base salary; if employment was terminated commencing in the calendar year 2007 or if we elect not to renew the agreement, an amount equal to twelve months of base salary for the then current term of the agreement plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary); (ii) if employment was terminated during the calendar year 2006, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable until their respective expiration dates; if employment was terminated commencing in the calendar year 2007 and thereafter or if we elect not to renew the agreement following the initial three year term or any additional term, all stock options granted to Dr. Hausman (including without limitation the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates.

•
In the event Dr. Hausman terminates his relationship with us for good reason within one (1) year of the occurrence of the event which established good reason, or for good reason within one year of a change of control, Dr. Hausman shall receive the following: (i) if the termination occurred during the calendar year 2006 for good reason, an amount equal to six months of base salary; if the termination occurred during the calendar year 2006 due to a change of control, an amount equal to twelve months of base salary; if termination for good reason occurred during the calendar year 2007 or thereafter, an amount equal to twelve months of the then current base salary plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary); (ii) if termination occurred during the calendar year 2006, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable until their respective expiration dates, except that if termination is by Dr. Hausman for good reason subsequent to a change of control, then 100% of any option grants to Dr. Hausman (including, without limitation, the Initial Option Grant) shall vest and shall remain exercisable until its respective expiration dates; if employment was terminated commencing in the calendar year 2007 and thereafter, all stock options granted to Dr. Hausman (including, without limitation, the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates.

On January 6, 2006 we signed a Letter Agreement with Michael D. Centron under which he would serve as our Vice President and chief financial officer. On the same day our board of directors ratified the Letter Agreement and granted stock options to Mr. Centron pursuant to the terms of the Letter Agreement. Mr. Centron resigned as an officer and employee effective November 15, 2006.

On February 28, 2005, we entered into a Letter Agreement, effective as of February 28, 2005, with Steven T. Guillen under which he was hired as our President and Chief Executive Officer. On September 15, 2006, Mr. Guillen’s employment as President and Chief Executive Officer was terminated by the board of directors. On March 8, 2007, we entered into a Separation Agreement with Mr. Guillen under which, among other things, Mr. Guillen agreed to resign from the board of directors.  We agreed to pay Mr. Guillen the sum of $250,000 in twelve equal monthly installments, subject to standard payroll deductions and withholdings. We also agreed that Mr. Guillen’s stock options would immediately vest, and that to the extent the shares underlying such options are not registered, Mr. Guillen would be granted piggyback registration rights to cover these shares. Mr. Guillen would have the right to exercise his options until September of 2009. We also agreed to pay Mr. Guillen’s health insurance premiums for the twelve-month separation period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. In exchange for these payments and benefits, Mr. Guillen and OXIS agreed to mutually release all claims, dismiss all complaints as applicable, and neither party shall pursue any future claims regarding Mr. Guillen’s prior employment and compensation arrangements with us.

On January 6, 2006, we and Michael D. Centron signed a Letter Agreement outlining the basic terms of his employment with OXIS as Vice President and Chief Financial Officer. Under the terms of the Letter Agreement, Mr. Centron will receive a base salary of $150,000 per year with eligibility for a twenty percent performance based annual bonus. In addition, Mr. Centron was granted a ten year incentive stock option to purchase 150,000 shares of common stock of OXIS at an exercise price of $0.30 per share. The stock option grant will vest as follows: 25% vest immediately, 25% vest on January 6, 2007, 25% vest on January 6, 2008 and 25% vest on January 6, 2009. Mr. Centron will be entitled to receive certain severance payments and benefits in the event that OXIS terminates his employment without “cause”, as defined in the Letter Agreement, if Mr. Centron terminates his employment with “good reason”, as defined in the Letter Agreement, within twelve months after a change of control (as defined in OXIS’ 2003 Incentive Stock Plan), or in the event that Mr. Centron’s employment terminates as a result of his death or disability (any of the foregoing being a “Severance Termination”). In the event of a Severance Termination, Mr. Centron will receive a payment equal to three months of his then effective base salary. In addition, the exercise period for any options vested as the termination date will be extended until the later of January 6, 2011 or the third anniversary of the termination date, provided however that no exercise of options will be allowed after the expiration of their term.  Mr. Centron resigned as an officer and employee effective November 15, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known by us with respect to the beneficial ownership of our common stock as of September 10, 2007 by (i) each person who is known by us to own beneficially more than 5% of common stock, (ii) each of the Named Executive Officers (see the section above entitled “Executive Compensation”), (iii) each of our directors and (iv) all of our current officers and directors as a group.  Except as otherwise listed below, the address of each person is c/o OXIS International, Inc., 323 Vintage Park Drive, Suite B, Foster City, California 94404.

The percentage of shares beneficially owned is based on 46,610,809 shares of common stock outstanding as of September 10, 2007.  Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of September 10, 2007 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Outstanding Common Stock
TorreyPines Therapeutics, Inc. (1) 11085 N. Torrey Pines Road La Jolla, CA 92037	13,982,567	30.00%
Bristol Investment Fund, Ltd. (2) Bristol Capital Advisors, LLC 10990 Wilshire Boulevard, Suite 1410 Los Angeles, CA 90024	13,472,994	22.42%
Alpha Capital Anstalt (3) c/o LH Financial 150 Central Park South, 2nd Floor New York, NY 10019	5,737,143	10.96%
Whalehaven Capital Fund Limited (4) 3rd Floor, 14 Par-La-Ville Rd. P. O. Box HM1027 Hamilton HMDX Bermuda	4,302,857	8.45%
Cranshire Capital, LP (5) 3100 Dundee Rd., Suite 703 Northbrook, IL 60062	4,151,752	8.18%
Marvin S. Hausman, M.D. (6)	4,771,275	9.74%
S. Colin Neill (7)	407,500	*
John E. Repine, M.D. (8)	419,387	*
Gary M. Post (9)	1,081,191	2.27%
Matthew Spolar (10)	15,000	*
Executive officers and directors as a group — 5 persons (11)	6,694,353	13.17%

* Less than one percent.

(1)
Based in part on a Schedule 13G filed with the SEC on February 14, 2007, filed on behalf of TorreyPines, Inc., which acquired Axonyx Inc. in October 2006.  Pursuant to the Schedule 13G TorreyPines has sole voting power as to 13,982,567 shares.

(2)
The holdings of Bristol Investment Fund, Ltd. include 3,867,925 shares of common stock, 1,434,286 shares issuable upon the voluntary conversion by Bristol Investment Fund of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share, warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share, warrants to purchase 2,151,429 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 717,143 shares of common stock at a purchase price of $0.385 per share.  Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd.  Mr. Kessler disclaims beneficial ownership of these securities.

(3)
The holdings of Alpha Capital Anstalt include 1,434,286 shares issuable upon the voluntary conversion by Alpha Capital Anstalt of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 2,151,429 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 717,143 shares of common stock at a purchase price of $0.385 per share.

(4)
The holdings of Whalehaven Capital Fund Limited include 1,075,714 shares issuable upon the voluntary conversion by Whalehaven Capital Fund of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 1,613,571 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 537,857 shares of common stock at a purchase price of $0.385 per share.

(5)
The holdings of Cranshire Capital, LP. include 896,429 shares issuable upon the voluntary conversion by Cranshire Capital of a secured convertible debenture at the current conversion price of $0.35 per share, warrants to purchase 283,019 shares of common stock at a price of $0.66 per share, warrants to purchase 283,019 shares of common stock at a purchase price of $1.00 per share, warrants to purchase 1,344,643 shares of common stock at a purchase price of $0.35 per share, and warrants to purchase 448,214 shares of common stock at a purchase price of $0.385 per share.  Mitchell P. Kopin, the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole investment power and voting control over the securities held by Cranshire Capital, L.P.

(6)
The holdings of Marvin S. Hausman, M.D. include 2,404,080 shares of common stock, 862,195 shares issuable upon exercise of options that are exercisable currently or within 60 days of September 10, 2007, and 1,505,000 warrant shares exercisable currently or within 60 days of September 10, 2007.

(7)
The holdings of S. Colin Neill include 220,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of September 10, 2007, and 187,500 warrant shares exercisable currently or within 60 days of September 10, 2007.

(8)
The holdings of director John E. Repine include 50,000 shares of common stock and 369,387 shares issuable upon exercise of options that are exercisable currently or within 60 days of September 10, 2007.

(9)
The holdings of director Gary M. Post include 524,583 shares issuable upon exercise of options that are exercisable currently or within 60 days of September 10, 2007 and 556,608 warrant shares exercisable currently or within 60 days of September 10, 2007.

(10)	The holdings of Matthew Spolar include 15,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of September 10, 2007.
(11)
The holdings of the executive officers and directors as a group include an aggregate 2,454,080 shares of common stock, 1,976,165 shares issuable upon exercise of options that are exercisable currently or within 60 days of September 10, 2007 and 2,249,108 warrant shares exercisable currently or within 60 days of September 10, 2007.

Series C Preferred Stock

The following table sets forth certain information, as of September 10, 2007, with respect to persons known by us to be the beneficial owner of more than five percent (5%) of the OXIS Series C Preferred Stock.

Name and address	Number of Shares of Series C Preferred Stock Beneficially Owned	Percent of class (1)

American Health Care Fund, L.P.	77,000	80%
2748 Adeline, Suite A
Berkeley, CA 94703 (1)

Megapolis BV	19,230	20%
Javastraaat 10
2585 The Hague, Netherlands (1)

(1)
As required by SEC rules, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting and Employment Agreements with President, CEO and Chairman

On October 12, 2006, we mutually agreed with Marvin S. Hausman, M.D. to terminate the consulting agreement with NW Medical Research Partners, of which Dr. Hausman is the sole member and manager, effective October 15, 2006.  Under the consulting agreement dated October 1, 2005, Dr. Hausman provided certain services pertaining to licensing of intellectual property, development of potential products, financing activities and other issues.  In conjunction with the termination of the consulting agreement, the board of directors approved the issuance of 330,769 shares of restricted common stock to Dr. Hausman in lieu of cash payment of $67,000 in fees and expenses due under the consulting agreement to the date of termination.

On November 6, 2006, we entered into an employment agreement with Dr. Hausman that commenced retroactively at October 15, 2006, described in the section entitled “Executive Officer Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements” beginning on page 20 of this Proxy Statement, which is incorporated by reference.

Engagement Letter and Advisory Agreement with Director

On May 12, 2006, we entered into an engagement letter with Ambient Advisors LLC.  Gary M. Post, a member of our board of directors, is the manager of Ambient Advisors.  Ambient Advisors provided certain services pertaining to strategic planning, investor communications and financing strategies and other projects at the request of our chief executive officer for a one year period in return for monthly compensation of $5,000.  We granted Ambient Advisors a ten year warrant to purchase 108,000 shares of our common stock at an exercise price of $0.39 per share, with 9,000 shares becoming exercisable each month over the term of the agreement.  On October 12, 2006, we mutually agreed with Gary M. Post to terminate the engagement letter with Ambient Advisors LLC, effective October 15, 2006, replace it with a new consulting agreement and accelerate the vesting of the warrant to be fully vested effective October 15, 2006.

On November 6, 2006, we entered into an advisory agreement with Ambient Advisors that commenced retroactively at October 15, 2006.  Ambient Advisors will provide certain services pertaining to operations, strategic planning, financial planning and budgeting, investor relations, corporate finance and such additional roles and responsibilities as requested for a three year period beginning from October 15, 2006, and after this date on a year-to-year basis.  Ambient Advisors will receive annual compensation in the amount of $83,333, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the board of directors in November 2006 or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received.  For the initial quarterly payment, Ambient Advisors received a ten year warrant to purchase 173,608 shares of common stock with an exercise price of $0.20 per share, vesting immediately.  As part of the compensation, we granted Ambient Advisors a ten year common stock purchase warrant to purchase 550,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 275,000 warrant shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 275,000 warrant shares vesting in eight quarterly installments over two years.  Additionally, we granted Ambient Advisors, as a sign on bonus, a non-qualified option to purchase 333,333 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180th day after the commencement date of the agreement on October 15, 2006.  During the three year term of the agreement, Ambient Advisors will receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by our board of directors or compensation committee.  During the remainder of calendar year 2006, Ambient Advisors’ bonus will be pro rated on an annual bonus rate in the range of 25% to 50% of the advisory fee, and the bonus for subsequent years of the term of the agreement will be in a similar target range.  The bonuses payable under our agreement with Ambient Advisors will be paid in cash, although at Ambient Advisors’ sole option, they may elect to receive compensation in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Ambient Advisors of the bonus for a particular year.

If we terminate our agreement with Ambient Advisors without cause after the six month anniversary of November 6, 2006, Ambient Advisors shall receive an amount equal to twelve months of the advisory fee in a lump sum payment and all outstanding stock options shall become fully vested and the warrants vested as of the date of termination and the stock options shall remain exercisable through their respective expiration dates.  If we terminate our agreement with Ambient Advisors without cause prior the six month anniversary of November 6, 2006, Ambient Advisors will be paid any expenses due to it and all vested stock options and warrants shall remain exercisable through their respective expiration dates.  If we terminate Ambient Advisors for cause, Ambient Advisors will not be entitled to any further payments of its advisory fee, and any unexercised stock options will expire.  If Ambient Advisors resigns for whatever reason, or if Gary M. Post dies or becomes disabled, Ambient Advisors will not be entitled to any further payments of the advisory fee under our agreement, all unvested stock options and warrants will expire, and all vested stock options and warrants will remain exercisable until their respective expiration dates.

Consulting Agreement with Director

On November 6, 2006, we entered into a consulting agreement with John E. Repine, M.D. that commenced retroactively at October 15, 2006, or the Commencement Date.  Dr. Repine is a member of our board of directors.

Under our consulting agreement with Dr. Repine, he advises us concerning matters of antioxidant and inflammation research and potential acquisitions (including products/compounds/intellectual property, companies), product research and development, and the development and establishment of reference labs for oxidative stress and inflammatory reactions.  Our agreement has a three year term commencing on October 15, 2006, and is renewable on an annual basis following this initial term.  Dr. Repine receives annual compensation in the amount of $36,000, payable quarterly in advance in cash, common stock based on a price equal to 85% of average of the five closing prices for the five trading days prior to the date that the issuance was first authorized by the board of directors in November 2006, or in ten year warrants equal to that number of warrants equal to 1.5 times the number of shares that would otherwise be received.  For the initial quarterly payment, Dr. Repine received 50,000 restricted shares of common stock.  As part of the compensation under the consulting agreement, we granted Dr. Repine a ten year stock option to purchase 200,000 shares of our common stock at an exercise price of $0.20 per share, vesting as follows: (i) 100,000 option shares vesting in four equal quarterly installments commencing on January 15, 2007 and every three months thereafter and (ii) and the remaining 100,000 option shares vesting in eight quarterly installments over two years.  Additionally, we granted Dr. Repine, as a sign on bonus, a non-qualified option to purchase 200,000 shares at exercise price of $0.20 per share, with vesting in six equal installments, commencing on November 14, 2006, through the 180 th day after the commencement date of October 15, 2006.  During the term of the consulting agreement, Dr. Repine is eligible to receive annual and special bonuses based upon the attainment of agreed upon goals and milestones as determined by our Chief Executive Officer.  Each bonus payable will be paid in cash, although at Dr. Repine’s sole option, such bonus may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrant shares to be issued in lieu of the number of shares of common stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to Dr. Repine of the particular bonus.

If we terminate the Consulting Agreement without cause after the six month anniversary of November 6, 2006, Dr. Repine will receive an amount equal to twelve months of the advisory fee in a lump sum payment and all outstanding stock options will become fully vested and the warrants vested as of the date of termination and the stock options shall remain exercisable through their respective expiration dates.  If we terminate our agreement with Dr. Repine without cause prior the six month anniversary of November 6, 2006, Dr. Repine will be paid any expenses due to him and all vested stock options and warrants shall remain exercisable through their respective expiration dates.  If we terminate Dr. Repine for cause, Dr. Repine shall not be entitled to any further payments of his advisory fee hereunder, and any unexercised stock options shall expire.  If Dr. Repine resigns for whatever reason, or if he dies or becomes disabled, Dr. Repine shall not be entitled to any further payments of the consulting fee hereunder, all unvested stock options and warrants shall expire, and all vested stock options and warrants shall remain exercisable until their respective expiration dates.

Agreements with Former President, CEO and Director

On March 10, 2006, we received $200,000 in exchange for an unsecured promissory note with Mr. Guillen, our president and chief executive officer at that time.  The related party note bears interest at 7.0%.  Interest and principal were due on September 10, 2006.  Mr. Guillen’s employment was terminated on September 15, 2006.  We were in default on this note at September 30, 2006.  After September 30, 2006, Mr. Guillen sued OXIS for payment of interest and principal due under the note.  On November 2, 2006,   we paid to Mr. Guillen amounts owing under the note.

On March 8, 2007, we and Mr. Guillen entered into a separation agreement (dated February 12, 2007), under which we agreed to pay Mr. Guillen the sum of $250,000 in twelve equal monthly installments, subject to standard payroll deductions and withholdings.  We also agreed that Mr. Guillen’s stock options would immediately vest, and that to the extent the shares underlying such options are not registered, Mr. Guillen would be granted piggyback registration rights to cover these shares.  We entered into a registration rights agreement with Mr. Guillen to grant these rights, a copy of which is included as an exhibit to our current report on Form 8-K filed with the SEC on May 3, 2007.  Mr. Guillen would have the right to exercise his options until September of 2009.  We also agreed to pay Mr. Guillen’s health insurance premiums for the twelve-month separation period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.  In exchange for these payments and benefits, Mr. Guillen and OXIS agreed to mutually release all claims, dismiss all complaints as applicable, and neither party shall pursue any future claims regarding Mr. Guillen’s prior employment and compensation arrangements with us.  A copy of the separation agreement is included as Exhibit 10.43 to our annual report on Form 10-KSB filed with the SEC on April 17, 2007.

Letter Agreement with Vice President and Chief Financial Officer

On January 6, 2006, we entered into the Letter Agreement with Michael D. Centron as described in the section entitled “Executive Officer Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements” beginning on page 20 of this Proxy Statement, incorporated by reference.

Convertible Debenture and Warrant Financing

On October 25, 2006, pursuant to the terms of a securities purchase agreement with four accredited investors, we issued debentures in an aggregate principal amount of $1,694,250, with an original issue discount of 20.318%, resulting in proceeds to us of $1,350,000.  In addition, investors in our private placement on October 25, 2006 were issued Series A, B, C, D and E common stock warrants for the purchase of a maximum of up to approximately 14.5 million shares of our common stock.  Included among the investors in our October 25, 2006 convertible debenture and warrant financing were Bristol Investment Fund, Ltd., Alpha Capital Anstalt, and Whalehaven Capital Fund Limited, each of which beneficially owns over 5% of our issued and outstanding capital stock.

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon the review of the Forms 3, 4 and 5 furnished to us and certain representations made to us, we believe that during 2006, all members of the Board of Directors, our executive officers and person(s) who hold more than 10% of our outstanding common stock timely filed all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to transactions in our equity securities, except that a Form 4 was inadvertently filed late on May 23, 2006 with respect to an option grant to Gary Post.

OTHER MATTERS

Our Board of Directors knows of no other business, which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendations of management.

PROXY SOLICITATION

OXIS will pay reasonable expenses incurred in forwarding proxy material to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. This Proxy Statement and the accompanying materials, in addition to being made available to stockholders and to brokers, custodians, nominees and other like parties to beneficial owners of shares of Common Stock, pursuant to the new SEC rules concerning Internet Availability of Proxy Materials. We will bear the expenses of calling and holding the Annual Meeting and the soliciting of proxies therefor.

We may consider the engagement of a proxy solicitation firm. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Deadline for receipt of stockholder proposals for the 2008 Annual Meeting of Stockholders

Proposals of our stockholders that are intended to be included in our proxy statement and presented by such stockholders at our 2008 Annual Meeting of Stockholders must be received no later than July 13, 2008. Stockholders wishing to nominate directors or propose other business at the 2008 Annual Meeting of Stockholders, but not intending to include such nomination or proposal in the proxy statement for such meeting, must give advance written notice to us pursuant to our bylaws. Our bylaws provide that notice of any such nomination or proposal must be received at our principal executive offices not less than 120 days prior to the date of the 2008 Annual Meeting of Stockholders and must contain the information specified by our bylaws. If this notice is not timely, then the nomination or proposal will not be brought before the 2008 Annual Meeting of Stockholders.

ANNUAL REPORT

Our Annual Report on Form 10-KSB/A, including its financial statements for the year ended December 31, 2006, and this Proxy Statement are being made available to all stockholders entitled to notice of and to vote at the Annual Meeting,. The financial statements for the year ended December 31, 2006, Item 6 “Management’s Discussion and Analysis or Plan of Operation,” and Item 8 “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure” of our Annual Report on Form 10-KSB/A are incorporated into this Proxy Statement.

By Order of the Board of Directors

By:	/s/ S. Colin Neill
S. Colin Neill
Secretary

September 10, 2007

OXIS INTERNATIONAL, INC.

Annual Meeting of Stockholders—November 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marvin S. Hausman and Gary M. Post, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes them to represent and to vote all shares of stock of OXIS International, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card at the Annual Meeting of Stockholders of OXIS International, Inc. (the "Meeting") to be held on November 9, 2007, at 2:00 p.m. local time, at the OXIS executive offices, 323 Vintage Park Drive, Suite B, Foster City, California 94404, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3  AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

1.                 ELECTION OF DIRECTORS:

Nominees:                     (01) Marvin S. Hausman, M.D.
(02) S. Colin Neill
(03) John E. Repine, M.D.
(04) Gary M. Post
(05) Matthew Spolar

	FOR ALL NOMINEES
	WITHHELD ALL NOMINEES
	For all nominees except as noted below:
____________________________________________________________

2.           Ratify the appointment of Williams & Webster, P.S. as our independent auditors for the year ending December 31, 2007.
FOR ☐                                AGAINST ☐                                           ABSTAIN ☐

3.           To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

Mark here for address change and note at left             

Mark here if you plan to attend the meeting                 
______________________________________________________________________________

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE ENCLOSED.
______________________________________________________________________________

If stock is held jointly, signature should include both names.  If stock is held by executors, administrators, trustees, guardians and others signing in a representative capacity, please give full title.  If stock is held by a corporation, please sign in full corporate name and give name and title of authorized officer.  If stock is held by a partnership, please sign in partnership name by authorized person.

Signature:                                                                                                   , 2007

Signature:                                                                                                    , 2007